EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2007 (the “Effective Date”), by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Jonathan Shean (“Employee”).

1.           Employment; Position and Duties. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, upon the terms and conditions of this Agreement. Employee shall be employed by the Company as the Company’s Senior Vice President of Operations and shall report to the Executive Vice President of the Company. Employee shall perform his duties and responsibilities to the best of his ability and in a diligent, businesslike and efficient manner. Employee shall be employed on a full-time basis and shall devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Employee’s duties shall include all those duties customarily performed by the Senior Vice President of Operations and such other duties and responsibilities commensurate with such position as may be reasonably assigned to him by the Executive Vice President of the Company. Employee acknowledges and agrees that his responsibilities shall include business development activities and assistance and support to the mergers and acquisitions department. Employee shall comply with any policies and procedures established for Company employees from time to time which are not inconsistent with this Agreement, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Employee. Employee agrees that during the Term of Employment he shall not engage in any other employment, profitable activities, or other pursuits which would cause him to utilize or disclose the Company’s confidential information or trade secrets or detract in any material way from his ability to devote his best efforts to the Company.

2.           Term of Employment. The term of this Agreement shall commence on the Effective Date and shall expire on September 30, 2010, unless earlier terminated by either party in accordance with the terms of this Agreement. The period during which Employee is employed by the Company pursuant to the terms of this Agreement is hereinafter referred to as the “Term of Employment.” This Agreement may be terminated by Employee or by the Company at any time, with or without Cause (as defined below). Upon the termination of Employee’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 6, 7, 8, 9, 10, 11, 12 and 13 of this Agreement.

3.           Compensation. As compensation for the services to be rendered and the other obligations undertaken by Employee under this Agreement, the Company shall pay Employee the compensation set forth in this Section 3 as follows:

(a)         Base Salary. During the Term of Employment, Employee shall be paid a base salary (“Base Salary”) of $20,000.00 per month (or $240,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Employee’s salary shall be reviewed on an annual basis by the Company for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Employee’s “Base Salary” for purposes of this Agreement.

(b)         Benefits. During the Term of Employment, Employee shall have the right, on the same basis as other members of management of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, insurance programs and/or indemnification agreements, as the same may then be in effect from time to time, subject to any applicable waiting periods and other terms and restrictions thereof. The Company shall reimburse Employee for the full amount of his and his family’s insurance costs should be elect to participate in the Company’s insurance program(s).

(c)         Bonus. In addition to the Base Salary, Employee shall be eligible to receive an annual performance bonus (“Performance Bonus”) of up to $80,000. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Company, with consideration given to Employee’s performance of his duties and the Company’s financial performance, as well certain performance targets that are approved by the Employees and/or Directors of the Company. The Performance Bonus shall be paid within 60 days following the end of each fiscal year of the Company. The Company agrees to pay Employee a one-time bonus of $60,000 on January 1, 2008, provided that Employee continues to be employed by the Company on such date. The Company also agrees to pay Domtar, Employee’s prior employer, an amount equal to $12,500 for repayment of Employee’s unpaid indebtedness to Domtar as of the Effective Date.

(d)         Expenses. The Company agrees to pay or to reimburse Employee for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term of Employment in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. Employee, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Employee seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require. The Company shall reimburse Employee for up to $12,500 for documented moving costs and related expenses incurred by Employee in connection with his relocation to the Chicago area.

(e)         Vacation. During the Term of Employment, Employee shall be entitled to four (4) weeks paid vacation per calendar year, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for its employees. Vacation time will be accrued at a rate of 30 days per month and will not carry over from year to year.

(f)         Car Allowance. During the Term of Employment, the Company will provide Employee with a car allowance equal to $600 per month in accordance with the Company’s automobile policy then in effect generally for its executive employees.

4.           Restricted Stock. Concurrently with the execution of this Agreement, Employee shall be issued 50,000 shares of Common Stock of the Company (the “Restricted Stock”). The Restricted Stock shall be subject to the following vesting schedule: 10,000 shares shall vest on each of October 1st, 2008, October 1st, 2009, October 1st 2010, October 1st, 2011 and October 1st, 2012. Except as provided herein, the Restricted Stock shall be subject to the terms of the InnerWorkings, Inc. 2006 Stock Incentive Plan (the “Plan”) and the restricted stock agreement provided to Employee pursuant to the Plan, and Employee’s receipt of the Restricted Stock shall be subject to his executing such restricted stock agreement. A copy of the Plan and the restricted stock agreement are attached hereto as Exhibit A and Exhibit B, respectively.

5.           Rights and Obligations Upon Termination.

(a)          Definition of Cause. For purposes of this Agreement, “Cause’ shall mean any of the following:

(i)      Employee’s failure to perform reasonably assigned duties and responsibilities, which failure is not cured by Employee after fifteen (15) days prior written notice specifying the nature of the failure (provided, that any such notice also must include a statement that failure to cure any such failure may result in the termination by the Company of Employee’s employment for Cause) or is not capable of being cured;

(ii)     the theft, dishonesty, fraud, misappropriation or other criminal malfeasance by Employee against with respect to the Company or any of its subsidiaries or affiliates or the falsification of any employment or other records of the Company by Employee;

(iii)     the determination by the Company that Employee has committed an act or acts constituting a felony or any other crime involving theft, dishonesty, fraud or moral turpitude;

(iv)     the determination by the Company that Employee has engaged in willful misconduct or gross negligence in the performance of his employment duties;

(v)      the determination by the Company that Employee has engaged in willful misconduct that reflects so seriously on his or the Company’s public reputation as to prejudice the interests of the Company or any of its subsidiaries or affiliates if he were to continue to be retained as one of its employees; or

(vi)     the breach by Employee of any material provision of this Agreement, which breach is not cured by Employee after fifteen (15) days prior written notice specifying the nature of the breach (provided, that any such notice also must include a statement that failure to cure any such breach may result in the termination by the Company of Employee’s employment for Cause) or is not capable of being cured.

(b)          Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i)       a material reduction Employee’s duties or responsibilities in his capacity as a Senior Vice President of Operations without Employee’s consent, or a permanent change in Employee’s duties and responsibilities which are materially inconsistent with the duties and responsibilities of a Senior Vice President of Operations of the Company, which reduction or change is not cured within fifteen (15) days of the receipt by the Company of written notice by Employee stating the nature of such breach (provided, that any such notice also must include a statement that failure to cure any such reduction or change may result in a termination by Employee of his employment for Good Reason);

(ii)      Employee being required to relocate the office from which he performs his responsibilities to an office that is located more than thirty (30) miles outside of Chicago, Illinois; or

(iii)     a material breach of this Agreement by the Company, which breach is not cured within fifteen (15) days of the receipt by the Company of written notice by Employee stating the nature of such breach (provided, that any such notice also must include a statement that failure to cure any such reduction or change may result in a termination by Employee of his employment for Good Reason).

(c)          Without Cause or For Good Reason. Upon the termination of the Term of Employment by the Company without Cause or by Employee for Good Reason, the Company shall:

(i)       continue to pay Employee’s Base Salary then in effect, less applicable withholding and in accordance with the Company’s normal payroll procedures, for a period equal to twelve (12) months following the effective date of such termination (the “Severance Period”);

(ii)      pay any unpaid reimbursable expenses outstanding as of the date of termination;

(iii)     pay all benefits (including all accrued but unpaid vacation pay), if any, that had accrued to Employee through the date of termination under the benefit and retirement plans and programs in which he participated as an employee of the Company in the manner and in accordance with the terms of such plans and programs; and

(v)      continue participation for Employee and his eligible dependents on the same basis (except all premiums shall be paid by the Company) as the other executives of the Company in all, medical, dental, disability and life insurance coverage (such benefits collectively called the “Continued Plans”) in which be was participating on the effective date of termination (as such Continued Plans are from time to time in effect) until the end of the Severance Period; provided, however, if Employee is precluded from continuing his participation in any Continued Plan, then, during the Severance Period, the Company will be obligated to reimburse him for any payments made by Employee in order to maintain his and his family’s rights granted by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(c) unless and until Employee shall have executed a general release and waiver of claims against the Company, consistent with Section 8 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Employee’s rights under this Section 5(c).

(d)          Other Termination Events.  Upon the termination of the Term of Employment by the Company for Cause, by Employee for any reason (other than for Good Reason), or by reason of his death or Disability, the Company shall have no further obligations under this Agreement, except the Company shall:

(i)       pay Employee his unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the effective date of such termination;

(ii)      pay all benefits (including all accrued but unpaid vacation pay), if any, that had accrued to Employee through the date of termination under the benefit and retirement plans and programs in which he participated as an employee of the Company in the manner and in accordance with the terms of such plans and programs; and

(iii)     afford Employee and his family such rights granted by the COBRA.

(e)          Return or Destruction.  Upon termination of the Term of Employment, Employee shall not remove from any premises at which the business of the Company is conducted any property of the Company, including without limitation, any trade secrets or other confidential information, and shall return all the property of the Company, including, without limitation, all tangible embodiments of the trade secrets or other confidential information, in his possession or under his control.

6.           Non-Competition.  During the Term of Employment and for a period of two (2) years following the expiration or termination of the Term of Employment for any reason, except termination without Good Cause or for Good Reason, in which case twelve (12) months, Employee shall not, anywhere in the Geographic Area (as defined below), other than on behalf of Company or with the prior written consent of Company, directly or indirectly, perform services for (whether as an employee, agent, consultant, advisor, independent contractor, owner, principal, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate or engage in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defied below).

For the purpose of this Agreement, the term “competing business purpose” shall mean any business which is competitive with the business of the company and its affiliates during the term of this Agreement. The term “Geographic Area” shall mean any geographic area in which the Company or any of its affiliates or subsidiaries conduct business.

The covenants contained in this Section 6 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

7.           Non-Solicitation.  During the Term of Employment and for a period of two (2) years following the expiration or termination of the Term of Employment for any reason, except termination without Cause or for Good Reason, in which case, twelve (12) months, Employee shall not, directly or indirectly, on his own behalf or in the service or on behalf of others:

(a)         solicit, induce or divert or attempt to solicit, induce or divert any customer, potential customer, supplier, licensee, licensor, vendor or other business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor, vendor or other business relation of Company or solicit the business of any customer of Company. “Customer” means any individual or entity have a current business relationship with the Company during the year prior to the termination of his employment relationship with the Company “Potential Customer” is defined as any individual or entity which has been solicited with the intent of sales by the Company during the year prior to the termination of his employment relationship with the Company.; and

(b)         solicit, induce or divert, or take any action which is intended to solicit, induce or divert, or has the effect of soliciting, inducing or diverting, any employee, consultant or independent contractor of Company or any of its subsidiaries or affiliates to terminate his or his employment or other relationship with Company or its subsidiary or affiliate, other than in the discharge of his duties as an officer of the Company, or hire or attempt to hire any such employee, consultant or independent contractor.

8.           Confidential Information.

(a)        As used in this Agreement, “Confidential Information,” shall mean any and all confidential and proprietary technical and non-technical information of the Company or any of its subsidiaries or affiliates, including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company or any of its subsidiaries or affiliates and any suppliers or customers of the Company or any of its subsidiaries or affiliates, and includes, without limitation, innovations, tangible and intangible property, information of the Company or any of its subsidiaries or affiliates concerning research, experimental work, development design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, vendors, supplier agreements, sales, merchandising and marketing plans and information.

(b)        During the Term of Employment and for twenty-four (24) months after the expiration or termination of the Term of Employment, Employee shall hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not use, without the prior written consent of the Company, for Employee’s own benefit or purposes or misappropriate or disclose or make available to any Person for use outside the Company’s organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company during the 24-month period following such termination, for any reason, any of the Confidential Information or any copy, notes or item embodying Confidential Information, whether or not developed by Employee, except (i) as required in the performance of Employee’s employment duties and as authorized by the Company and (ii) to the extent that such information (A) is or becomes generally available to the public or the industry other than as a result of a disclosure by Employee in violation of this Agreement or (B) is required to be disclosed pursuant to a court order or other legal process (provided Employee gives the Company notice of such obligation as soon as practical after Employee receives notice of such obligation and prior to any disclosure pursuant to such obligation, affords the Company the opportunity and reasonably cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation).

9.           Equitable Remedies. Employee acknowledges and agrees that the agreements and covenants set forth in Sections 6, 7, and are reasonable in scope and essential for the protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 9 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

10.         Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Any award rendered by the arbitrator shall be final and binding and may be entered by any court having jurisdiction thereof. Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to (i) any equitable remedies which the Company may seek in connection with Employee’s breach or alleged breach of any covenant or agreement in Sections 6, 7, 8, or 9 above or (ii) any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

11.         Governing Law. THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ANY CONFLICTS OR CONFLICT OF LAWS PRINCIPLES IN THE STATE OF ILLINOIS THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

12.         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Units, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Employee, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

13.         Severability.   Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective or unenforceable provision, without further action by the parties, will be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

14.         Entire Agreement.  This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between Employee and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Employee and the Company, whether written or oral, concerning Employee’s employment.

15.         No Conflict. Employee represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Employee is a party or by which Employee is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Employee.

16.         Survival of Certain Obligations. The obligations of the Company and Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of the Term of Employment.

17.         Amendments. This Agreement may not be modified or amended except by a written agreement signed by Employee and the Company.

18.         Legal Counsel. Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of  the date and year written below.

COMPANY:

INNERWORKINGS, INC.

By:	/s/ Nicholas Galassi

EMPLOYEE:

/s/ Joanathan Shean
Jonathan Shean